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                                                                    EXHIBIT 11.1

                             QUALCOMM INCORPORATED

                       COMPUTATION OF EARNINGS PER SHARE

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                         DECEMBER 29, 1996(1)     DECEMBER 31, 1995(1)
                                                         --------------------     --------------------
Net income.............................................        $  9,126                 $ 10,114
                                                               ========                 ========
Weighted average number of common shares outstanding...          66,582                   64,756
Common stock equivalent shares(2)......................           4,077                    4,432
                                                               --------                 --------
Total number of shares for computing primary earnings
  per share............................................          70,659                   69,188
                                                               --------                 --------
Incremental shares for computing fully diluted earnings
  per share(3).........................................              --                       58
                                                               --------                 --------
Total number of shares for computing fully diluted
  earnings per share...................................          70,659                   69,246
                                                               ========                 ========
Primary earnings per share.............................        $   0.13                 $   0.15
                                                               ========                 ========
Fully diluted earnings per share(4)....................        $   0.13                 $   0.15
                                                               ========                 ========

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(1) The Company's fiscal quarter ended on the last Sunday of December.

(2) Includes outstanding options and warrants for common stock.

(3) The incremental shares for fully diluted earnings per share reflects the dilutive effect of stock options and warrants at the higher of the average or ending market price during the reporting period.

(4) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by APB Opinion No. 15 because it results in dilution of less than 3%.